Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CONTINUED NYSE ALTERNEXT US LISTING RULES
January 30, 2009 — Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, NYSE ALTERNEXT: CNR.BC) today announced that on January 26, 2009 the Company received a letter from the staff of the NYSE Alternext US LLC (the “Exchange”) dated January 23, 2009 advising the Company that the staff has determined, based upon its review of available information as well as discussions with the Company, that the Company is not in compliance with Sections 803(A)(1) of the Alternext US Company Guide (the “Company Guide”) in that its board of directors does not have a majority of independent directors and 803(B)(2) of the Company Guide in that its audit committee is not comprised of at least three independent directors. Specifically, following the Board change announced December 8, 2008, the Company currently only has two independent directors of the four directors on the Company’s Board of Directors and an audit committee composed of only two members. The Company previously publicly announced its failure to meet these continued listing requirements as a result of such Board change on January 9, 2009.
The Company will have until the earlier of the next annual shareholders’ meeting or one year from the occurrence of the event that caused the listing deficiencies to regaining its compliance with the Exchange’s continued listing requirements.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas

Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com

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